Exhibit 10.21

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (the “Amended Agreement”) is entered into as of the 1st day of January, 2007, by and between Heritage Bankshares, Inc., a Virginia corporation (hereinafter referred to as “Bankshares”), Heritage Bank, a Virginia corporation (the “Bank”), and Leigh C. Keogh (the “Executive”).

RECITALS

Bankshares and Executive previously entered into an employment agreement as of May 5, 2005 (the “Employment Agreement”); and

Bankshares and Executive desire to amend the Employment Agreement pursuant to the terms of this Amended Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, Bankshares and Executive hereby agree as follows:

1. DEFINITIONS: Except as otherwise expressly provided in this Amended Agreement, the following terms shall have the following meanings for all purposes of this Amended Agreement:

(a) Accounting Firm means Bankshares’ independent accounting firm immediately prior to a Change of Control.

(b) Base Salary means the annual compensation specified in Section 4 below.

(c) Board means the Board of Directors of Bankshares.

(d) Cause means any of the reasons listed in Section 7(d) below for which this Amended Agreement may be terminated or Executive may be discharged prior to the end of the Term hereof.

(e) Change of Control means a change in the ownership or effective control of Bankshares or in the ownership of a substantial portion of the assets of Bankshares and shall be deemed to have occurred upon the occurrence of any of the following events.

(1) The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than Bankshares, any Subsidiary or any Bankshares or Subsidiary’s employee benefit plan), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of Bankshares representing thirty-five percent (35%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of Bankshares, but excluding for this purpose any such acquisition by any corporation with respect to which, following the acquisition, the outstanding common stock of Bankshares immediately prior thereto continues to represent (either by remaining outstanding or being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Bankshares or such surviving entity or a parent or affiliate thereof outstanding immediately after the acquisition;

(2) Either a majority of the directors of Bankshares elected at Bankshares’ annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of Bankshares, or the “incumbent directors” shall cease to constitute a majority of the directors of Bankshares. The term “incumbent director” shall mean any director who was a director of Bankshares on April 27, 2005 and any individual who becomes a director of Bankshares subsequent to April 27, 2005 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors;

(3) The shareholders of Bankshares approve (x) a merger, consolidation or other business combination of Bankshares with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of Bankshares immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Bankshares or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of Bankshares or an agreement for the sale or disposition by Bankshares of all or substantially all of Bankshares’ assets;

(4) A Change of Control as defined in Section 280G of the Code; or

(5) Any other event or circumstance which is not covered by the foregoing subsections but which the Board determines to affect control of Bankshares and with respect to which the Board adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Amended Agreement.

The date of a Change of Control described in this Section 1(e) is the date on which an event described above in this Section 1(e) occurs.

(f) Code means the Internal Revenue Code of 1986, as amended.

(g) Exchange Act means the Securities Exchange Act of 1934, as amended.

(h) Good reason means the occurrence of any of the conditions listed in Section 7(f) below which is followed by the resignation of Executive within twelve (12) months after such occurrence.

(i) Resignation for good reason means resignation by Executive in accordance with the provisions of Section 7(f) below.

(j) Restricted Period means a period ending on the later of (1) twelve (12) months after Executive’s resignation or other voluntary termination of employment pursuant to Section 7(c) below or Executive’s termination for cause pursuant to Section 7(d) below; or (2) the end of any period during which Executive’s Base Salary is continued after his termination of employment with Bankshares.

(k) Severance pay means an amount paid to Executive pursuant to Section 8(b) in the event he is terminated without cause following a Change of Control or resigns for good reason following a Change of Control.

(l) Subsidiary means any corporation at least a majority of the stock of which is owned by Bankshares, either directly or through one or more other Subsidiaries, and any other entity controlled, directly or indirectly, by Bankshares or any other Subsidiary.

(m) Term means the term of this Amended Agreement specified in Section 3 below, including the initial term, all renewal terms and any extended term pursuant to Section 8(a) below.

(n) Termination for cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(d) below for any of the reasons listed therein.

(o) Termination without cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(e) below.

2. EMPLOYMENT:

(a) During the Term, Executive shall report to the Chief Executive Officer of Bankshares or such executive officer of Bankshares or the Bank as Bankshares’ Chief Executive Officer shall designate, and shall perform such services for Bankshares and/or one or more Subsidiaries as may be assigned to Executive by the Chief Executive Officer of Bankshares, his designate, or the Board of Directors of Bankshares or the Bank from time to time upon the terms and conditions hereinafter set forth. Executive agrees that, during the Term of Executive’s employment under this Amended Agreement, he will devote his full business time and energy to the business, affairs and interests of Bankshares and the Bank and serve diligently and to the best of his ability. Executive may serve as a director, trustee or officer of other corporations and entities, including without limitation charitable organizations, and engage in other activities to the extent those activities and services do not inhibit the performance of Executive’s duties hereunder or conflict with the business of Bankshares or any Subsidiary or any other affiliate of Bankshares or a Subsidiary.

(b) References in this Amended Agreement to services rendered for Bankshares and compensation, benefits, indemnification and liability insurance payable or provided by Bankshares shall include services rendered for and compensation, benefits, indemnification and liability insurance payable or provided by the Bank and any other Subsidiary, and references in this Amended Agreement to “Bankshares” shall mean and refer to the Bank and each other “Subsidiary” for which Executive performs services, as the context may require.

3. TERM: The initial term of this Amended Agreement shall be for the period beginning on January 1, 2007 and ending on December 31, 2008, and this Amended Agreement shall continue after the initial term for successive renewal terms of two (2) years each, unless at least three (3) months prior to the end of the initial term or any renewal term, either Executive or Bankshares delivers to the other written notice that this Amended Agreement shall terminate at the expiration of the then-existing term, subject, however, to earlier termination in the manner provided in this Amended Agreement. Notwithstanding the preceding sentence, the term of this Amended Agreement shall be extended pursuant to Section 8(a) below upon the occurrence of a Change of Control.

4. BASE SALARY: Executive shall receive Base Salary at the rate in effect for Executive as of January 1, 2007, payable in substantially equal installments no less frequently than monthly (less any amounts withheld as required by law or pursuant to any benefits plan). At least annually, Bankshares shall review and, in its sole discretion, may increase Executive’s Base Salary. If the Executive’s Base Salary is increased by Bankshares, such increased Base Salary shall then constitute the Base Salary for all purposes of this Amended Agreement and such Base Salary shall not be reduced during the Term of this Amended Agreement.

5. EMPLOYEE BENEFITS AND REIMBURSEMENTS: During the Term of employment under this Amended Agreement, Executive shall participate or be entitled to participate in any pension, group insurance, hospitalization, incentive or deferred compensation and other benefit or compensation plans of Bankshares presently in effect or hereafter adopted and generally available to all Bank employees. Executive shall also be entitled to any additional compensation, benefits or perquisites, if any, that may be provided specifically to or for Executive by Bankshares from time to time. During the Term, to the extent provided by corporate policies, Executive shall be reimbursed for expenditures (including travel, entertainment, parking and business meetings) made in pursuance and furtherance of the business and good will of Bankshares.

6. INDEMNIFICATION:

(a) Bankshares and each bank Subsidiary for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, or fiduciary and/or employee of Bankshares and its Subsidiaries during Executive’s employment as such director, officer, and/or employee and (2) acts or omissions of Bankshares and its Subsidiaries occurring or alleged to have occurred during or prior to Executive’s employment, on terms and conditions no less favorable to Executive than the terms and conditions providing for indemnification of officers and directors under the Articles or Certificate of Incorporation and the Bylaws of Bankshares and each such Subsidiary as in effect on the date of this Amended Agreement. If the Articles or Certificate of Incorporation or the Bylaws of Bankshares and/or each such Subsidiary are hereafter amended to provide officers and directors with broader or greater rights of indemnification, Bankshares and each such Subsidiary acknowledge and agree that Executive shall be indemnified and held harmless under such broader or greater rights of indemnification and, further, that in no event shall Executive be entitled to any lesser rights of indemnification than would be available to Executive under such Articles or Certificate of Incorporation and/or Bylaws on the date of this Amended Agreement.

(b) To the maximum extent permitted by applicable law as in effect on the date of this Amended Agreement and without abridging or limiting the right of indemnification provided under Section 6(a) above, Bankshares and each bank Subsidiary for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, fiduciary and/or employee of Bankshares and its Subsidiaries during Executive’s employment as such officer and director and (2) acts or omissions of Bankshares and its Subsidiaries occurring or alleged to have occurred during or prior to Executive’s employment. If applicable laws relating to the indemnification of officers and directors (including, without limitation, the rules and regulations of the appropriate primary federal or state banking agency for Bankshares and each bank Subsidiary for which Executive provides services) are hereafter amended to provide officers and directors with broader or greater rights of indemnification than is provided under Section 6(a) above or this Section 6(b), Bankshares and each such Subsidiary acknowledge and agree that Executive shall be indemnified and held harmless under such broader or greater rights of indemnification and, further, that in no event shall Executive be entitled to any lesser rights of indemnification than are presently available to Executive under Section 6(a) above or this Section 6(b) on the date of this Amended Agreement. Bankshares and Executive further acknowledge and agree that it is the intention of the parties that Executive shall be entitled to indemnification as set forth under Section 6(a) above and this Section 6(b) to the greatest extent possible under either the Articles or Certificate of Incorporation and the Bylaws of Bankshares and each bank Subsidiary for which Executive performs services or applicable law as in effect on the date of this Amended Agreement or as hereafter amended from time to time to provide broader or greater rights of indemnification.

(c) Bankshares shall carry Directors and Officers Liability Insurance in such amounts as the Board in its discretion deems appropriate, and any payments made under such policy to Executive or on Executive’s behalf shall be offset against the indemnification obligation set forth in Section 6(a) and Section 6(b) above. Notwithstanding the foregoing, the indemnification provided by Section 6(a) and Section 6(b) above shall not apply, and Executive shall not be indemnified, with respect to any acts or omissions which constitute wanton or willful misconduct or willful gross negligence.

(d) The indemnity obligation set forth in this Section 6 shall be subject to the prohibitions and limitations established by applicable law and as set forth in applicable regulations adopted by any federal or state bank regulatory agency having jurisdiction over Bankshares or any bank Subsidiary.

(e) The provisions of this Section 6 shall survive termination of this Amended Agreement.

7. TERMINATION: Executive’s employment under this Amended Agreement may be terminated under any of the following conditions.

(a) Disability: If Executive is unable to perform the essential functions of Executive’s job on a full-time basis for a period of six (6) consecutive months (or for such shorter period ending with Executive’s eligibility for and receipt of long-term disability benefits under an insurance policy or employee benefit plan provided or made available to Executive by Bankshares) by reason of illness or other physical or mental disability, Bankshares shall have the right to terminate Executive’s employment under this Amended Agreement by giving Executive thirty (30) days written notice thereof. If Executive’s employment is so terminated, Executive shall be paid any salary and benefits to which Executive may be entitled until the end of the payroll period in which the date of termination occurs, and thereafter, Bankshares shall have no further obligation for additional compensation and benefits under this Amended Agreement, except that Executive shall be entitled to payment for accrued and unused vacation and sick leave. A condition of disability shall be determined by the Board on the basis of competent evidence. A written opinion of a licensed physician certified in his field of specialization and acceptable to the Board, or Executive’s entitlement to or receipt of long-term disability benefits under any insurance policy or employee benefit plan provided or made available to Executive by Bankshares or under Federal Social Security law, shall be conclusive evidence of disability.

(b) Death: In the event of Executive’s death during the Term of this Amended Agreement, Executive’s estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid compensation at the rate in effect at the time of Executive’s death for a period of one (1) month after the date of Executive’s death and shall be paid for Executive’s accrued and unused vacation and sick leave.

(c) Resignation By Executive: If Executive resigns or voluntarily leaves the employ of Bankshares, other than under circumstances treated as resignation for good reason, then Executive shall be in breach of this Amended Agreement and, without limiting the generality of the foregoing, the obligations of Bankshares to Executive shall terminate, except for the obligation to pay any accrued and unpaid salary, vacation and sick leave as of the date of such resignation.

(d) Termination For Cause: The Board may, in its sole discretion, by written notice to Executive terminate Executive’s employment immediately for breach upon the occurrence of any of the following:

(1) Continued and willful neglect by Executive of Executive’s duties for or on behalf of Bankshares or any of its Subsidiaries;

(2) Executive’s willful disregard of the directions of the Board or the Chief Executive Officer of Bankshares;

(3) Willful misconduct of Executive in connection with the performance of any of Executive’s duties, including, by way of example, but not limitation, misappropriation of funds or property of Bankshares or its Subsidiaries or a Subsidiary’s depositors or borrowers, or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of Bankshares or its Subsidiaries to the prejudice of Bankshares or its Subsidiaries;

(4) Conduct by Executive which results in Executive’s suspension and/or temporary prohibition or removal and/or permanent prohibition from participation in the conduct of the affairs of Bankshares or a Subsidiary pursuant to the rules and regulations of the primary federal or state banking agency for Bankshares or the Subsidiary or any other federal or state banking agency having regulatory jurisdiction over Bankshares or the Subsidiary;

(5) Conviction of Executive of a felony or any misdemeanor involving moral turpitude;

(6) Willful violation of any code of conduct or standards of ethics applicable to employees of Bankshares that results in material and demonstrable damage to the business or reputation of Bankshares; or

(7) The issuance of a permanent injunction or similar remedy against Executive preventing Executive from executing or performing all or part of this Amended Agreement.

If Executive’s employment is terminated for cause or Bankshares has cause for termination and Executive voluntarily resigns, Executive shall not be entitled to any further compensation or benefits under this Amended Agreement other than payment for accrued and unused vacation and sick leave. Moreover, nothing in this Section 7 is intended to have any effect on any rights that are vested.

Notwithstanding anything herein to the contrary, except as “willful” may be otherwise defined by the rules and regulations of the primary federal or state banking agency for each such Subsidiary or any other federal or state banking agency having regulatory jurisdiction over each such Subsidiary, (x) no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of Bankshares and/or each bank Subsidiary for which Executive performs services, and (y) no failure to act on Executive’s part shall be considered “willful” if such failure is a result of a condition of disability within the meaning of Section 7(a) of this Amended Agreement.

(e) Termination Without Cause: The Board may, in its sole discretion, terminate Executive’s employment under this Amended Agreement without cause at any time in any lawful manner by not less than thirty (30) days written notice to Executive. In the event of such termination: (i) Executive shall be paid accrued and unused vacation and sick leave as of the date of termination, and (ii) Executive shall continue to be paid, during the twelve (12) months that follow the date of termination, the Base Salary that Executive is entitled to receive as of the date Executive is terminated without cause. Nothing in this Section shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of such termination. The salary described in this Section 7(e) will be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Amended Agreement.

Notwithstanding the foregoing provisions of this Section 7(e), Bankshares shall not terminate Executive’s employment without cause (nor shall any decision previously made to terminate Executive’s employment without cause be effective) nor shall Bankshares, without cause, fail to renew this Amended Agreement pursuant to Section 3 during any period of time when Bankshares has knowledge that any person, entity or concern, whether acting independently, as part of a group or in concert with any other person, entity or concern, has taken steps reasonably calculated to effect a Change of Control of Bankshares until, in the opinion of the Board, such person, entity or concern has abandoned or terminated such efforts to effect a Change of Control. Any good faith determination by the Board that any such person, concern or entity has abandoned or terminated such efforts to effect a Change of Control shall be conclusive and binding on Executive. Such determination shall be promptly communicated to Executive in writing by the Secretary of Bankshares.

(f) Resignation For Good Reason:

(1) Executive may resign for good reason upon the occurrence of any of the following conditions:

(a) Without Executive’s express written consent, Bankshares requires Executive to render services other than in a senior management or executive capacity or to render services other than the type for which Executive is suited by background and training;

(b) A reduction by Bankshares of Executive’s Base Salary; or

(c) Any material breach of this Amended Agreement by Bankshares;

The Executive’s continued employment shall not constitute consent to, or a waiver of rights, with respect to, any act or failure to act constituting good reason.

(2) Resignation for good reason shall be effected by delivering to Bankshares, within twelve (12) months after the occurrence of one of the conditions described above, a written notice specifying a date for termination of employment (a) which is not less than thirty (30) days after the date of the notice, and (b) which is not more than ninety (90) days after the date of the notice. The notice shall also state that Executive is resigning for good reason as contemplated by this Section 7(f) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for resignation for good reason hereunder. If within the notice period, Bankshares cures or corrects any circumstances providing a basis for resignation for good reason, Executive shall not be entitled to resign for good reason.

(3) If Executive resigns for good reason at any time after the date of this Amended Agreement (other than a resignation for good reason during the Term after a Change of Control, which shall be governed by Section 8 below), then Executive shall continue to be paid, during the twelve (12) months that follow the date of Executive’s termination of employment, the Base Salary that Executive is entitled to receive as of the date of the notice announcing Executive’s resignation; provided that nothing in this Section 7(f) shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of termination. The salary and benefits described in this Section 7(f) shall be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Amended Agreement.

8. CHANGE OF CONTROL: Notwithstanding the preceding provisions of this Amended Agreement, upon the occurrence of a Change of Control, the following provisions shall apply:

(a) The Term shall be extended for a period of two (2) years after the date on which the Change of Control occurs.

(b) If during the Term, as extended pursuant to Section 8(a), either Executive’s employment is terminated without cause or Executive resigns for good reason, in either case, Bankshares shall provide to Executive the following severance benefits:

(1) Bankshares shall pay to Executive, in lieu of the compensation specified in Sections 7(e) and 7(f), severance pay (subject to any applicable payroll or other taxes required to be withheld) equal to 12 Months Base Salary at the rate then in effect, or if greater, in effect immediately preceding the Change of Control. Severance pay shall be paid in cash (except to the extent that Executive and Bankshares agree that it shall be paid in other property) and shall be paid in one lump sum on or before Executive’s last day of employment.

(2) Bankshares shall pay to Executive in a lump sum on or before Executive’s last day of employment the amount of Executive’s accrued vacation and sick leave determined on the basis of his Base Salary then in effect, or if greater, in effect immediately preceding the Change of Control.

(3) If Executive collects any part or all of the severance pay and vacation and sick leave payment provided under this Section 8 by or through a lawyer or lawyers, following a Change of Control and a dispute with Bankshares regarding the terms of this Section 8 and any related provision of this Amended Agreement, Bankshares shall pay all costs of any such collection or enforcement, including reasonable legal fees and other out of pocket expenses incurred by the Executive, up to that point when Bankshares offered to settle the dispute for an amount equal to the amount that Executive is entitled to recover.

(4) The payments described in this Section 8 shall be due Executive regardless of any subsequent employment obtained by Executive.

9. NONCOMPETITION – NONDISCLOSURE:

(a) Except as otherwise provided in Section 9(c) below, during the Term and the Restricted Period, Executive shall not: (i) either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise, become employed by, or manage or perform services for any business operation, in a managerial, marketing or sales capacity, if such business operation has a location within South Hampton Roads (that is, the cities of Norfolk, Portsmouth, Chesapeake, Virginia Beach and Suffolk, Virginia) and competes with Bankshares or the Bank; (ii) induce or attempt to induce any employee of Bankshares or any Subsidiary to leave such employee’s position with Bankshares or any Subsidiary to become associated with a business competing in any way with Bankshares or any Subsidiary; or (iii) induce or attempt to induce any customer of Bankshares or any Subsidiary of either to cease transacting business with Bankshares or any Subsidiary or transfer any part of such customer’s business to any other depository institution.

(b) During the Term and for twelve (12) months after the end of the Restricted Period, Executive shall hold in a fiduciary capacity for the benefit of Bankshares and its Subsidiaries all secret or confidential information, knowledge or data relating to Bankshares and its Subsidiaries and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Bankshares and any Subsidiary and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Amended Agreement). During the Term and for twelve (12) months after the end of the Restricted Period, Executive shall not, without the prior written consent of Bankshares and such Subsidiary or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than

Bankshares and any such Subsidiary and those designated by them. After the end of the Restricted Period, the existence and identity of the customers and employees of Bankshares and any of its Subsidiaries shall not constitute secret or confidential information, knowledge or data.

(c) The provisions contained in Section 9(a) shall not apply and shall have no force and effect at any time following a Change of Control. During any period in which the provisions of Section 9(a) are effective, those provisions shall not preclude Executive from holding any publicly traded stock provided Executive does not acquire any stock interest in any one company in excess of one percent (1%) of the outstanding voting stock of that company.

(d) The parties agree that the restrictions contained in this Section 9 are reasonable and fair. If Executive competes in violation of the terms of this Section 9, the parties agree that Bankshares will be irreparably harmed without an adequate remedy at law. Accordingly, Executive acknowledges that if he breaches or threatens to breach any provision of this Section 9, Bankshares shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, but such injunctive relief shall not preclude Bankshares from pursuing all other legal or equitable remedies arising out of such a breach.

(e) The parties have attempted to limit Executive’s right to compete only to the extent necessary to protect Bankshares and its Subsidiaries from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of a restrictive covenant set forth in this Section 9 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of Bankshares and its Subsidiaries.

10. NOTICES: For the purposes of this Amended Agreement, notices or other communications provided for in this Amended Agreement shall be in writing and shall be deemed to have been duly given when hand delivered to the party to whom directed or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to such party at such party’s address last known by the party giving such notice. Each party may, from time to time, and shall, upon request of another party, designate an address to which notices should be sent. Notices of change of address shall be effective only upon receipt.

11. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Amended Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and on behalf of

Bankshares by such officers as may be specifically designated by the Board. No waiver of any breach, condition or provision of this Amended Agreement by any party hereto at any time shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Amended Agreement. The validity, interpretation, construction and performance of this Amended Agreement shall be governed by the laws of the Commonwealth of Virginia. The parties hereby irrevocably submit to the venue of the Circuit Court of Norfolk, Virginia for any action arising out of or relating to this Amended Agreement.

12. INVALIDITY - ENFORCEABILITY: The invalidity or enforceability of any provision of this Amended Agreement shall not affect the validity or enforceability of any other provision of this Amended Agreement, which shall remain in full force and effect. Any provision in this Amended Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. SUCCESSOR RIGHTS: This Amended Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding upon Bankshares and any successor to Bankshares. If Executive should die while any amounts would still be payable to Executive hereunder all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Amended Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

14. ATTORNEY’S FEES: Subject to Section 8(b)(3), in the event that either party incurs costs and fees, including attorney’s fees, in enforcing its rights under this Amended Agreement, the party substantially prevailing in such suit or action including any appeal shall be entitled to recover from the other all such costs and reasonable attorney’s fees.

15. COMPLIANCE WITH FEDERAL STATUTES AND REGULATIONS:

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of Bankshares or any Subsidiary by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), Bankshares’ obligations to Executive under this Amended Agreement pertaining to the applicable bank Subsidiary shall be suspended as of the date of service of any such notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bankshares may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Amended Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of a bank Subsidiary’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of Bankshares under this Amended Agreement pertaining to the applicable bank Subsidiary shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

(c) If a bank Subsidiary is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act 12 U.S.C. Section 1813(x)(1)), all obligations under this Amended Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties hereto shall not be affected.

(d) All obligations under this Amended Agreement pertaining to a bank Subsidiary shall be terminated, except to the extent that it is determined that continuation of the contract is necessary to the continued operation of the applicable Subsidiary (i) by the appropriate federal banking agency, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the applicable Subsidiary under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (18 U.S.C. Section 1823(c)); or (ii) by the appropriate federal banking agency, at the time such agency approves a supervisory merger to resolve problems related to operation of the applicable Subsidiary or when the applicable Subsidiary is determined by such agency to be in an unsafe or unsound condition; but vested rights of the parties hereto shall not be affected.

16. HEADINGS: Descriptive headings contained in this Amended Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

17. LEGAL CONFLICT: In the event of any conflict between any of the provisions of this Amended Agreement and the provisions of any applicable statutes or regulations, as such statutes or regulations are in effect as of the date of this Amended Agreement, the provisions of such statutes or regulations in effect as of the date of this Amended Agreement shall control.

18. SUPERSESSION OF PRIOR AGREEMENTS: This Amended Agreement supersedes all prior agreements, either expressed or implied, between the parties hereto with respect to the employment of Executive.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement effective as of the date first above written.

EXECUTIVE

/s/ Leigh C. Keogh
Leigh C. Keogh

HERITAGE BANKSHARES, INC.

By:	/s/ Michael S. Ives
Michael S. Ives
President and Chief Executive Officer

HERITAGE BANK

By:	/s/ Michael S. Ives
Michael S. Ives
President and Chief Executive Officer

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